EXHIBIT 99.1

Community Capital Bancshares Reports Second Quarter Earnings

Albany, GA., July 30, 2004 / PRNewswire. – Community Capital Bancshares, Inc. (Nasdaq: ALBY) reports   net  income for the six months ended June 30, 2004 of $405,000 as compared to  $200,000 for the same period last year.  This is an increase of $205,000 or 103%.  Earnings per share for the six months ended June 30, 2004 were $0.23 compared to $0.14 for the same period of the prior year.  Fully diluted earnings per share for the six months ended June 30, 2004 were $0.21 compared to the 2003 amount of $0.12.  Net income for the three months ended June 30, 2004 was $183,000 or $0.10 per share.  This compares to $131,000 or $0.09 per share for the same period in 2003.

Total assets at June 30, 2004 were $165,888,000 as compared to $127,962,000 at June 30, 2003.  This is an increase of $37,926,000 or 29.64%.  Net loans at June 30, 2004 were $112,202,000 and have increased $20,237,000 or 22% over the past twelve months.  Deposits increased $25,735,000 or 25.10% during the past twelve months to $128,272,000 as of June 30, 2004.  Since December 31, 2003, total assets increased $7,159,000 or 4.51%.  During this same period, net loans increased $4,731,000 or 4.40% and deposits increased $5,050,000 or 4.10%.

Bob Lee, president, stated “Our earnings continue to grow over last year.  The addition of First Bank of Dothan has added to our growth in earnings and assets.  Our asset quality remains excellent with our past due loans below 0.75% at June 30, 2004.  We continue to increase our customer base through the addition of quality long term customers who desire exceptional service.”

Community Capital is headquartered in Albany, Georgia, and is the holding company for Albany Bank & Trust which has four banking locations, and First Bank of Dothan which has an office in Dothan, Alabama.  The stock is traded on the Nasdaq Small-Cap Market under the symbol “ALBY”.

Contact: David J. Baranko, CFO, Community Capital Bancshares, 229-446-2201

Community Capital Bancshares
Financial Highlights
(Unaudited)
(Dollars in thousands, except per share data)

	Three months ended		Six months ended
Earnings Summary:	6/30/04	6/30/03	6/30/04	6/30/03
Net Interest Income	$ 1,442	$ 1,068	$ 3,102	$ 2,091
Provision for Loan Losses	- -	85	15	215
Non-interest income	388	230	614	479
Non-interest expense	1,558	1,028	3,104	2,053
Income tax expense	89	54	192	102
Net Income	183	131	405	200
Primary Earnings per share	$ 0.10	$ 0.09	$ 0.23	$ 0.14
Fully diluted earnings per share	$ 0.09	$ 0.08	$ 0.21	$ 0.12

Summary Balance Sheets	6/30/04	6/30/03	12/31/03
Cash and due from banks	$ 4,526	$ 5,634	$ 4,285
Federal funds sold	1,326	6,449	2,684
Investment securities	31,457	19,262	32,906
Loans	114,011	92,970	109,589
Less: allowance for loan losses	(1,809)	(1,005)	(2,118)
Other assets	16,377	4,652	11,383
Total Assets	$ 165,888	$ 127,962	$ 158,729

Total deposits	$ 128,272	$ 102,537	$123,222
Other borrowings	23,358	14,702	20,019
Other liabilities	904	780	2,190
Total stockholders’ equity	13,354	9,943	13,298
Total liabilities and stockholders’ equity	$ 165,888	$ 127,962	$159,729